Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces First Quarter Results
INDIANA, Pa., May 8 /PRNewswire/ — Superior Well Services, Inc. (NASDAQ: SWSI), a provider of wellsite solutions specializing in technical pumping and down-hole surveying services, today reported first quarter 2008 revenue of $93.4 million and net income of $2.4 million, or $0.10 per diluted share. First quarter revenue in 2007 was $76.7 million and net income was $9.0 million, or $0.39 per diluted share.
David Wallace, Chief Executive Officer, said, “Our first quarter’s results were negatively impacted by adverse weather conditions in our Appalachian region, as well as increased competition in many of our other regions. These factors negatively impacted our utilization and pricing during this quarter. Three operating regions had sequential quarter revenue growth exceeding 20% that unfortunately was offset by weather related revenue declines in our Appalachian region. During this quarter, we continued to face increased competition in many regions, which hampered our ability to pass through the labor, material and fuel cost increases we have experienced. We have instituted revenue enhancement and cost control initiatives to address these conditions. I am, however, encouraged that pricing appears to be stabilizing and feel optimistic that gas prices are at levels that should promote higher levels of drilling activity.
We are pleased with the progress of our new centers as they increased utilization and lowered their unfavorable impact on operating income by $1.8 million this quarter as compared to the prior sequential quarter. We have organically grown our business from two service centers in 1997 to 26 service centers today and are now positioned in the most active resource and technical areas, including the Appalachian, Fort Worth, Anadarko, Delaware, Williston, Uinta, Black Warrior and Michigan basins. We are actively delivering our services to operators working in the emerging Marcellus shale and Haynesville plays as well as the Barnett Shale, Fayetteville Shale, Woodford Shale, Cotton Valley trend and others. Most of these basins and plays require our blend of technical expertise and equipment that are considered mission critical for increasing our customers IP rates, estimated ultimate recoveries and returns on their invested capital. We are not immune from challenges outside of our control, but we are executing our plan to increase our top line, taking necessary steps to contain costs and attract, train and retain our professionals, in an ongoing effort to position Superior for this business cycle.”
In the first quarter of 2008, revenue was $93.4 million, a 21.8% increase compared to the first quarter of 2007 and a decrease of 1.6% compared to the fourth quarter of 2007. Year-over-year revenues increased in each operating region, driven by higher activity levels at new and existing service centers. Revenues in the first quarter of 2008 were significantly impacted by winter weather conditions in the Appalachian region that decreased revenues by $9.8 million when compared to the fourth quarter of 2007. Partially offsetting the decline in Appalachia were sequential revenue increases in the Mid-Continent, Rocky Mountain and Southwest regions that were primarily driven by growth from new service centers established in 2007. Stimulation, nitrogen, cementing and down-hole surveying revenue amounted to 59.1%, 6.8%, 23.0% and 11.1% of revenue in the first quarter of 2008, respectively.
Revenue from increased 2008 activity levels was partially offset by higher discounts in 2008 due primarily to increased competition, as well as lower Appalachian region revenues. With the exception of Appalachia, all regions experienced higher sales discounts in the first quarter of 2008 when compared to the first quarter of 2007, due to increased industry capacity and greater price competition from pressure pumping companies seeking to maximize utilization.
Cost of revenue increased to $78.8 million in first quarter of 2008 compared to $54.0 million in the first quarter of 2007. The increase was due to the variable nature of many costs, including materials, labor and fuel. Approximately $13.9 million or 56% of the total increase in cost of revenue was attributable to the establishment of new service centers. As a percentage of revenue, cost of revenue increased to 84.3% for the first quarter 2008 from 70.4% for the first quarter 2007 due to lower utilization caused by poor weather in the Appalachian region and increased costs for materials, fuel and labor that could not be passed on to our customers because of the current pricing and competitive environment. Higher levels of capital expenditures made to expand our service fleet caused depreciation and amortization to increase $3.6 million in the first quarter of 2008 as compared to the first quarter of 2007 and increase $1.0 million compared to the fourth quarter of 2007.
Sales, general and administrative (SG&A) expenses were $9.5 million for the first quarter of 2008 compared to $8.4 million for the first quarter of 2007, an increase of 13.0%. Increased SG&A expenses were primarily the result of hiring additional personnel to manage the growth in operational activity at new service centers. Approximately $1.0 million of the increase in the first quarter 2008 when compared to the first quarter 2007 was due to the establishment of new service centers.
Operating income was $5.1 million for the first quarter of 2008 compared to $14.3 million for the first quarter of 2007, a decrease of 64.1%. As a percentage of revenue, operating income decreased from 18.6% in the first quarter of 2007 to 5.5% in the first quarter of 2008. New service centers established in 2007 reduced operating income by approximately $1.5 million in the first quarter of 2008. EBITDA decreased $6.4 million in the first quarter of 2008 compared to the first quarter of 2007 to $13.4 million. For a definition of EBITDA, a reconciliation of EBITDA to net income and a discussion of EBITDA as a performance measure, please see footnote 1 below.
We invested $27.7 million in capital expenditures during the first quarter of 2008 to equip new service centers, expand our national presence and add equipment at existing locations to meet customer demand. We had $28.3 million in debt outstanding at March 31, 2008 and are continuing to manage our cash flows and capital expenditures to maintain a strong balance sheet. At March 31, 2008 we operated a fleet of 1,092 specialized vehicles including high-tech customized pump trucks, blenders, frac vans, nitrogen pumps and handling trucks, cement trucks as well as logging and perforating trucks and cranes. At March 31, 2008, we operated an aggregate of 281,000 horsepower of equipment.
Commenting on our business outlook for the remainder of 2008, David Wallace said, “Looking forward, we have strategically positioned our assets in the active plays, two examples being the Marcellus shale located in our Appalachian region and the Haynesville play, near our Bossier City center. In fact, the Marcellus shale play is located in our home Appalachian market where we have several established centers served by existing bulk materials handling infrastructure and staffed by experienced, local employees. Our organic growth strategy provides better control over service quality and operational excellence.
Last year, we anticipated shortages in critical raw materials and took action to secure a stable supply of high-quality frac sand, enabling us to maintain responsiveness to customer needs without sacrificing job quality. We have not had to turn away any jobs as a result of materials availability. As part of our plan to contain costs, we are in the process of installing bulk handling facilities at our Clinton, Oklahoma center and working to obtain the required permits for installing similar cost-saving infrastructure at our new Artesia, New Mexico center. Once placed in service, these facilities will improve efficiencies and mitigate the impact of material cost inflation. In addition, we recently have been able to share the impact of fuel cost inflation with our customers through fuel surcharges.
In the short-run, we expect pricing pressure to be an issue, as smaller operators compete on the basis of price. This pricing pressure will be there for the remainder of the year, but we believe there is a practical limit to how low prices can go before service quality is impaired and operators turn to the most reliable partners. I am proud to say Superior has one of the newest and most reliable fleets in the industry staffed by experienced personnel for operating efficiently, effectively and safely. We are writing more and larger tickets from our customers as they continue to choose us as a trusted service provider and increase both the pace of drilling and the use of multi-stage fracturing jobs, requiring more horsepower and materials. The majority of our customers are publicly traded with committed drilling budgets for growing and replacing production. We will continue to focus on service quality and maintaining acceptable utilization while building a presence in more technically demanding services and drill-bit rich markets.”
We will host a conference call on Thursday, May 8th at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-770-7125 and ask for the Superior Well Services, Inc. 2008 first quarter financial results conference call. The confirmation code for the meeting is 27751785. A replay of the call will be available through May 23rd at 888-286-8010. The conference ID for the replay is 57388484.
A simultaneous webcast of the call may be accessed over the Internet at www.swsi.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.

About Superior Well Services
Superior Well Services, Inc. (NASDAQ: SWSI) is a growing company that offers a complete suite of completion and workover services to its customers in every major oil and gas basin from the Appalachia Basin to the Rocky Mountains. The company provides its services through 26 service centers located in Cottondale, Alabama; Van Buren, Arkansas; Brighton and Trinidad, Colorado; Bossier City, Louisiana; Gaylord, Michigan; Columbia, Mississippi; Wooster, Ohio; Artesia and Farmington, New Mexico; Williston, North Dakota; Hays, Kansas; Cleveland, Clinton, Enid and Hominy, Oklahoma; Bradford, Black Lick and Mercer, Pennsylvania; Alvarado, Texas; Vernal, Utah; Norton, Virginia; Buckhannon, Jane Lew and Kimball, West Virginia; as well as Rock Springs, Wyoming.

[1]	The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include: a decrease in domestic spending by the oil and natural gas exploration and production industry; a decline in or substantial volatility of crude oil and natural gas commodity prices; overcapacity and competition in our industry; unanticipated costs, delays or other difficulties in executing our growth strategy; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,
			%
	2007	2008	change
Revenue	$76,708	$93,441	21.8%
Cost of revenue	53,986	78,778	45.9%

Gross profit	22,722	14,663	(35.5)%
Selling, general and administrative expenses	8,448	9,544	13.0%

Operating income	14,274	5,119	(64.1)%
Interest expense	59	177
Other income (expense)	559	(343)

Income before income taxes	14,774	4,599	(68.9)%
Income taxes Current	4,144	1,007
Deferred	1,621	1,189

	5,765	2,196

Net income	$9,009	$2,403	(73.3)%

Earnings per share:
Basic	$0.39	$0.10	(74.4)%

Diluted	$0.39	$0.10	(74.4)%

Weighted average shares outstanding:
Basic	23,101,719	23,141,358
Diluted	23,115,949	23,226,002
Revenue by operating region (amounts in thousands):

	Three Months Ended March 31,
Region	2007		2008
Appalachian	$32,533	42.4%	$35,826	38.3%
Southeast	13,126	17.1	17,139	18.3
Rocky Mountain	8,420	11.0	8,845	9.5
Southwest	8,472	11.0	14,097	15.1
Mid-Continent	14,157	18.5	17,534	18.8

Total	$76,708	100.0%	$93,441	100.0%

Revenue by service type (amounts in thousands):

	Three Months Ended March 31,
	2007		2008
Technical pumping services	$67,280	87.7%	$83,088	88.9%
Down-hole surveying services	9,428	12.3	10,353	11.1

Total revenue	$76,708	100.0%	$93,441	100.0%

Supplemental data (amounts in thousands):

	Three Months Ended
	March 31,
	2007	2008
Depreciation and amortization	$5,003	$8,646
Capital expenditures	38,461	27,652
Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended March 31,
	2007	2008
Reconciliation of EBITDA to Net Income:
Net income	$9,009	$2,403
Income tax expense	5,765	2,196
Interest expense	59	177
Depreciation and amortization	5,003	8,646

EBITDA	$19,836	$13,422

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